Exhibit 99.1

NEWS RELEASE	CONTACT:	Scott B. Flaherty
Chief Financial Officer
(415) 408-4700

Willis Lease Finance Reports Second Quarter Pretax Profit of $5.8 Million

NOVATO, CA — August 15, 2016 — Willis Lease Finance Corporation (NASDAQ: WLFC), the premier independent jet engine lessor in the commercial finance sector, today reported quarterly pretax income of $5.8 million in the second quarter 2016, up $6.7 million when compared to second quarter 2015 pretax income.  Net income for the second quarter increased by $3.9 million to $3.4 million, or $0.49 per diluted share, from $(0.5 million), or $(0.06) per diluted share, in the second quarter of 2015. Earnings in the second quarter included a $1.9 million non-cash charge associated with the write down of an engine that will be retired at lease expiration.

“The core leasing business continues to perform well, benefitting from strong demand for many of the engine types in our portfolio,” said Charles F. Willis, Chairman and CEO.  “Our 90% plus utilization, which is always subject to fluctuation, has also allowed us to more appropriately price our products and services.”

“We continue to focus on driving margin within the business, as we position ourselves for the future,” said Brian R. Hole, President.  “With up to $1.0 billion in available credit from our newly amended revolving credit facility, as well as other capital markets alternatives available to the Company, we are actively pursuing opportunities to grow our leasing portfolio and diversify sources of revenue. This includes continuing to transition our subsidiary, Willis Aero, into a full scale end-of-life solutions provider and accelerating efforts to market our new business line providing industry leading technical services to customers around the world.”

Second Quarter 2016 Highlights (at or for the periods ended June 30, 2016, compared to June 30, 2015, and December 31, 2015):

•                  Total revenue grew 13.3% to $49.6 million in the second quarter of 2016 from $43.8 million in the year ago comparable period.

•                  Second quarter lease rent revenue was $29.2 million, up 12.7% from the year ago comparable period.  Lease rent revenue was $57.5 million, up 12.3% for the six months ended June 30, 2016, from the corresponding year ago period.

•                  Average utilization in the second quarter of 2016 was 90%, higher than the 84% recorded in the year ago comparable period and up from 87% in the prior quarter.

•                  Maintenance reserve revenue increased 48.1% to $15.5 million in 2Q16 compared to $10.5 million in 2Q15.   Maintenance reserve revenue increased 36.7% to $31.3 million in the six months ended June 30, 2016, compared to $22.9 million corresponding year ago period.

•                  Pretax income of $5.8 million is up $6.7 million from the year ago comparable period.

•                  Net income of $3.4 million, or $0.49 per diluted share, as compared to $(0.5 million) or $(0.06) per diluted share in the comparable year ago period.

•                  The book value of owned and managed engines and aircraft was approximately $1.4 billion at the end of the second quarter.

•                  Tangible book value per share increased 6% to $29.32 at June 30, 2016, compared to $27.72 at December 31, 2015.

•                  The Company purchased a total of 742,000 shares of common stock in the quarter under the Company’s five-year share repurchase plan.

•                  During the second quarter of 2016 the Company expanded its revolving credit facility to up to $1.0 billion, including a $110 million accordion feature, and extended its maturity to 2021.

•                  Liquidity available from the revolving credit facility was $316 million at June 30, 2016, up from $151 million at December 31, 2015.

“We delivered significant value to the shareholders this quarter by capturing the discount to book value in our common equity through our share repurchase efforts,” said Willis.  “We believe the market has recognized the value of these efforts, as evidenced by our industry-leading, year-to-date share price appreciation.”

Balance Sheet

As of June 30, 2016, Willis Lease had 201 commercial aircraft engines, 10 aircraft and 5 aircraft parts packages and other engine-related equipment in its lease portfolio, with a net book value of $1.1 billion.  The Company’s funded debt-to-equity ratio was 4.47 to 1 at quarter end compared to 4.14 to 1 at December 31, 2015.

Willis Lease Finance

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools supported by cutting edge technology, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income (Loss)

(In thousands, except per share data, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2016	2015	Change	2016	2015	Change
REVENUE
Lease rent revenue	$29,181	$25,882	12.7%	$57,457	$51,142	12.3%
Maintenance reserve revenue	15,514	10,477	48.1%	31,333	22,916	36.7%
Spare parts and equipment sales	3,673	3,716	(1.2)%	6,305	5,867	7.5%
Gain on sale of leased equipment	258	3,132	(91.8)%	3,250	3,862	(15.8)%
Other revenue	992	603	64.5%	1,992	1,359	46.6%
Total revenue	49,618	43,810	13.3%	100,337	85,146	17.8%

EXPENSES
Depreciation and amortization expense	16,188	17,626	(8.2)%	32,607	35,288	(7.6)%
Cost of spare parts and equipment sales	2,787	2,820	(1.2)%	4,719	4,300	9.7%
Write-down of equipment	1,893	3,058	(38.1)%	3,929	3,082	27.5%
General and administrative	10,685	9,112	17.3%	22,437	19,084	17.6%
Technical expense	1,803	2,434	(25.9)%	3,499	4,266	(18.0)%
Net finance costs
Interest expense	10,397	9,860	5.4%	20,405	19,427	5.0%
Loss (gain) on extinguishment of debt	137	—	0.0%	137	(1,151)	n/a
Total net finance costs	10,534	9,860	6.8%	20,542	18,276	12.4%
Total expenses	43,890	44,910	(2.3)%	87,733	84,296	4.1%

Earnings (loss) from operations	5,728	(1,100)	n/a	12,604	850	n/a

Earnings from joint ventures	56	215	(74.0)%	243	569	(57.3)%

Income (loss) before income taxes	5,784	(885)	n/a	12,847	1,419	n/a
Income tax expense (benefit)	2,418	(399)	n/a	5,470	547	n/a
Net income (loss)	$3,366	$(486)	n/a	$7,377	$872	n/a

Basic earnings per common share	$0.50	$(0.06)		$1.07	$0.11

Diluted earnings per common share	$0.49	$(0.06)		$1.05	$0.11

Average common shares outstanding	6,685	7,841		6,917	7,845
Diluted average common shares outstanding	6,819	7,841		7,047	8,022

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$21,054	$9,732
Restricted cash	38,816	33,026
Equipment held for operating lease, less accumulated depreciation	1,081,481	1,109,168
Maintenance rights	16,774	12,140
Equipment held for sale	29,727	23,454
Operating lease related receivable, net of allowances	14,270	13,626
Spare parts inventory	19,027	20,826
Investments	44,295	41,295
Property, equipment & furnishings, less accumulated depreciation	16,714	20,247
Intangibles assets, net	816	932
Other assets	9,423	9,839
Total assets	$1,292,397	$1,294,285

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$19,203	$21,665
Deferred income taxes	101,326	96,154
Notes payable	876,706	866,089
Maintenance reserves	69,273	71,054
Security deposits	24,905	25,010
Unearned lease revenue	4,834	5,090
Total liabilities	1,096,247	1,085,062

Shareholders’ equity:
Common stock ($0.01 par value)	$67	$75
Paid-in capital in excess of par	7,933	28,720
Retained earnings	188,326	180,949
Accumulated other comprehensive loss, net of tax	(176)	(521)
Total shareholders’ equity	196,150	209,223

Total liabilities and shareholders’ equity	$1,292,397	$1,294,285

Note:  Transmitted on GlobeNewswire on August 15, 2016, at 4:50 pm PT